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                                  NEWS RELEASE

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FOR RELEASE: IMMEDIATE                                  CONTACT:  MARIA VAFIADES
                                                                  (508) 947-4343

             MAYFLOWER BANCORP, INC. REPORTS FIRST QUARTER EARNINGS
             ------------------------------------------------------
                             AND PAYMENT OF DIVIDEND
                             -----------------------

         (Middleboro, MA), August 20, 2009 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $232,000 or $0.11 per share for its first quarter ended July 31, 2009 as compared to earnings of $250,000 or $0.12 per share for the same quarter last year. Diluted earnings per share for the quarter were $0.11 compared to $0.12 for the same quarter of last year.

         Net interest income for the quarter increased by $45,000 or 2.5% to $1.8 million due to an increase in the Company's net interest margin, from 3.19% in the July 2008 quarter to 3.26% in the July 2009 quarter. Average interest earning assets for the period increased from $225.0 million for the quarter ended July 31, 2008 to $225.6 million for the quarter ended July 31, 2009 and average interest bearing liabilities grew from $220.4 million for the quarter ended July 31, 2008 to $225.4 million for the quarter ended July 31, 2009.

         The provision for loan losses was zero for both the quarters ended July 31, 2009 and 2008. In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans. Management and the Company's Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

         Non-interest income for the quarter increased by $188,000, primarily as a result of an increase of $17,000 in gains/losses on sales of investments and an increase of $170,000 in gains on sales of loans, as compared to the same period one year ago. The improvement in gains on sales of loans was due to increased one-to-four family residential mortgage originations and their subsequent sale to the secondary mortgage market. Additionally, loan origination and other loan fees decreased by $8,000, a result of increased amortization of the mortgage servicing asset, while other income increased by $9,000.

         Total operating expenses increased by $247,000 or 14.4% for the quarter ended July 31, 2009. This increase was comprised of an increase of $77,000 in FDIC assessment expense, a result of an increase in FDIC deposit insurance premiums and the accrual for the FDIC special assessment intended to re-capitalize its insurance fund. Additionally, salary and benefit expense increased by $74,000 primarily as a result of employees hired to staff the new branch in Plymouth, MA and to the hiring of an additional commercial loan officer. Losses and expenses of other real estate owned increased by $24,000 due to higher balances of other real estate owned, and occupancy and equipment expenses increased by $10,000 due to the opening of the new Plymouth, MA branch. Other expenses increased by $59,000 due to increased marketing costs associated with the new branch office and due to ATM conversion costs. Finally, data processing increased by $3,000.

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         Since the end of the April 30, 2009 fiscal year, total assets of the
Company have decreased by $2.6 million, ending at $246.9 million as of July 31, 2009. This reduction is comprised of a decrease of $8.3 million in the loan portfolio, offset by an increase of $1.5 million in the Company's total investment portfolio and $3.9 million in cash and cash equivalents. The decrease in net loans outstanding is attributed to a decrease of $6.0 million (12.3%) in residential mortgages, a decrease of $909,000 (21.2%) in net construction loans outstanding, a decrease of $858,000 in commercial loans and mortgages, a decrease of $481,000 in home equity loans and lines of credit, and a decrease of $108,000 in personal loans. During the quarter ended July 31, 2009, total borrowings decreased by $2.0 million and deposits decreased by $136,000.

         Total stockholders' equity was $19.8 million at July 31, 2009 and represented 8.01% of total assets. This compares to stockholders' equity of $19.3 million or 7.75% of total assets at April 30, 2009. The increase in total equity is due to net income for the quarter of $232,000 and an increase of $433,000 in the net unrealized gain on securities classified as available-for-sale. A $0.10 per share dividend to shareholders totaling $209,000 and Company stock repurchases totaling $5,000 partially offset these increases in total equity. The Company continues to meet all criteria to be considered well capitalized.

         In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company also reported that the Company's Board of Directors has declared a quarterly cash dividend of $.06 per share to be payable on September 8, 2009, to shareholders of record as of September 1, 2009. This dividend represents a 3.0% annualized dividend yield based on the Company's closing stock price of $8.00 on August 19, 2009. The Company's most recent dividend was $0.10 per share and was paid on June 16, 2009.

         In connection with these announcements, Mr. Pratt commented, "the decision made by our Board of Directors to reduce the dividend paid per share was made in the interests of retaining more capital in the Company. In this very difficult and still uncertain economic climate, the Board believes this to be an appropriate and prudent decision, and one that serves to both protect our shareholders today, while setting the course for greater shareholder value in the future."

         Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits. All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts. For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.
                           ---------------------

         (See accompanying Selected Consolidated Financial Information)

THIS EARNINGS REPORT MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.


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MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                              JULY 31,               APRIL 30,
                                               2009                    2009
                                           --------------         --------------

Total assets                                  $246,934               $249,545
Loans receivable, net                          122,817                131,111
Federal funds sold                               9,624                  6,184
Investment securities:
   Held to maturity                             44,303                 45,239
   Available for sale, net                      47,419                 45,022
Deposits                                       213,821                213,957
Borrowed funds                                  11,882                 13,888
Stockholders' equity                            19,789                 19,338

Equity to assets ratio                            8.01%                  7.75%
Book value per share                          $   9.49               $   9.27

                                                       THREE MONTHS ENDED
                                                           JULY 31,
                                                      2009          2008
                                                  ----------------------------
STATEMENT OF OPERATIONS
   Interest and dividend income                      $    2,927    $    3,184
   Interest expense                                       1,089         1,391
                                                     ----------    ----------
      Net interest income                                 1,838         1,793
   Provision for loan losses                                 --            --
   Gain on sales of loans                                   189            19
   Gains (losses) on sales of investments                     3           (14)
   Other non interest income                                266           265
   Operating expenses                                    (1,962)       (1,715)
                                                     ----------    ----------
   Income before income taxes                               334           348
   Income taxes                                             102            98
                                                     ----------    ----------
   Net income                                        $      232    $      250
                                                     ==========    ==========

   Earnings per share - basic                        $     0.11    $     0.12

   Earnings per share - diluted                      $     0.11    $     0.12

   Dividends per share                               $     0.10    $     0.10

   Weighted average shares outstanding                2,085,610     2,091,963

   Annualized return on average assets                     0.38%         0.41%

   Annualized return on average equity                     4.78%         5.12%

   Net interest spread                                     3.26%         3.13%

   Net interest margin                                     3.26%         3.19%


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
MAYFLOWER BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF LOANS PAST DUE
(DOLLARS IN THOUSANDS)

                                                              JULY 31,          APRIL 30,          JULY 31,
                                                                2009              2009               2008
                                                            -------------      ------------       ------------
LOANS PAST DUE OVER 90 DAYS:

   Residential mortgages                                      $    385          $     345         $     617
   Commercial and construction mortgages                            --                 --                --
   Commercial time and demand loans                                 --                 --                --
   Consumer and other loans                                         12                 --                --
                                                              --------          ---------         ---------
                                                              $    397          $     345         $     617
                                                              ========          =========         =========

LOANS PAST DUE OVER 90 DAYS AS A PERCENTAGE OF:

   Net loans receivable                                           0.32%              0.26%             0.48%
   Total assets                                                   0.16%              0.14%             0.26%

NON-PERFORMING ASSETS

 **Non-accrual loans                                          $    397          $     345         $     617
   Real estate acquired by foreclosure                             663                590               637
                                                              --------          ---------         ---------
                                                              $  1,060          $     935         $   1,254
                                                              ========          =========         =========

NON-PERFORMING ASSETS AS A PERCENTAGE OF:

   Net loans receivable                                           0.86%              0.71%             0.99%
   Total assets                                                   0.43%              0.37%             0.52%

ALLOWANCE FOR LOAN LOSSES                                     $  1,286          $   1,305         $   1,376

ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF
   NON-PERFORMING LOANS                                         323.93%            378.26%           223.01%

ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF NET LOANS            1.05%              1.00%             1.08%

** includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest